Exhibit A:

Mr. Sanchez also directly owns 67,481 shares of Class B Common Stock. Shares of Class B Common Stock are convertible immediately upon receipt into shares of Class A Common Stock on a 1-for-1 basis and have no expiration date.

Mr. Sanchez also directly owns employee stock options to purchase shares of Class A Common Stock as follows:

Option to purchase 10,800 shares with (i) exercise price of $4.70 per share,
(ii) vesting of 2,050 shares on 07/26/2005 and 8,750 shares on 07/26/2006 and
(iii) expiration on 07/26/2012

Option to purchase 15,000 shares with (i) exercise price of $24.80 per share,
(ii) vesting of 2,500 shares on 04/18/2003, 6,250 shares on 04/18/2004 and
6,250 shares on 04/18/2005 and (iii) expiration on 04/18/2011

Option to purchase 5,000 shares with (i) exercise price of $215.00 per share,
(ii) vesting in five equal installments with the first installment vesting on 04/01/2001 and the remaining four installments vesting annually beginning on 10/01/2001 and (iii) expiration on 10/17/2010

Option to purchase 5,000 shares with (i) exercise price of $393.13 per share,
(ii) vesting in five equal annual installments beginning on 06/30/2001 and
(iii) expiration on 06/16/2010

Option to purchase 10,000 shares with (i) exercise price of $102.19 per share, (ii) vesting in five equal annual installments beginning on 06/30/1999 and (iii) expiration on 06/16/2008.